EXHIBIT 10.1

Rentrak Corporation

Summary of Compensation Arrangements for Non-Employee Directors

Each non-employee director of Rentrak Corporation (“Rentrak”) receives an annual retainer of $30,000. In addition, the chair of the Compensation Committee receives a $3,000 annual retainer, the chair of the Audit Committee receives a $5,000 annual retainer, and each other non-employee director who serves on the Audit Committee receives a $2,500 annual retainer. Non-employee directors are also paid $1,200 for each board or committee meeting they attend in person or by telephone conference call. Rentrak also reimburses directors for their travel expenses for each meeting attended in person.

In accordance with the provisions of Rentrak’s 2005 Stock Incentive Plan approved by the shareholders at the 2005 annual meeting, the Board of Directors approved the award of 9,000 deferred stock units (“DSUs”) to each non-employee director on June 15, 2006. The DSUs represent the right to receive an equal number of shares of Rentrak’s Common Stock pursuant to the terms and conditions of the 2005 Stock Incentive Plan on a deferred basis in compliance with the terms of Section 409A of the Internal Revenue Code, as amended. The awards of DSUs will vest in full on June 15, 2007, provided that the recipient continues to be a non-employee director on that date, and provided further that the DSUs will fully vest upon termination of the recipient’s service on the Board due to death or disability or a change in control of Rentrak before that date. The awards of DSUs will be payable following the recipient’s ceasing to be a director of Rentrak.

The Board also approved annual grants of 9,000 DSUs to each non-employee director each April 1 (beginning in 2007) on terms comparable to those described above.